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                                                                     Exhibit 3.9

                           CERTIFICATE OF AMENDMENT
                              BY SHAREHOLDERS OF
                            MUSIC ACQUISITION, INC.
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                             (Name of Corporation)
                                                  ( ) Chairman of the Board
              Carl J. Tippit             , who is (x) President   (check one)
-----------------------------------------         ( ) Vice President

and      Neil McGinness            , who is       (x) Secretary  (check one)
    -------------------------------               ( ) Assistant Secretary
of the above named Ohio corporation for profit with its principal location at Cleveland, Ohio do hereby certify that: (check the appropriate box and complete the appropriate statements)

    [X] at a meeting of the Shareholders called and held on the 30/th/ day of May, 1991, at which meeting all of the shareholders were present and all voted in favor of the name amendment,

    [ ] in a writing signed by all of the Shareholders pursuant to Section
        1701.54 of the Revised Code,

the following resolution was adopted:

Resolved: that the First Article of the Articles of Incorporation of this
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          Corporation be amended to read as follows:

          "The name of this Corporation is "Ohio Sound & Music, Inc."



     IN WITNESS WHEREOF, the above named officers acting for and on behalf of the corporation, have hereunto subscribed their names this 30/th/ day of May, 1991.

                              By:    /s/ Carl J. Tippit
                                   -----------------------------------
                                              President


                              By:    /s/ Neil McGinness
                                   -----------------------------------
                                              Secretary